CERTIFICATE OF AMENDMENT
US 3560717v.1

TO THE
CERTIFICATE OF LIMITED PARTNERSHIP
OF
MARLIN MIDSTREAM PARTNERS, LP
May 19, 2015
The undersigned, desiring to amend the Certificate of Limited Partnership of Marlin Midstream Partners, LP (the “Partnership”) pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, does hereby certify as follows:

1.	The name of the limited partnership is “Marlin Midstream Partners, LP”.

2.	The Certificate of Limited Partnership of the Partnership, dated April 19, 2013, is hereby amended by deleting paragraphs 1 & 3 in their entirety and replacing them with the following new paragraphs:
1. Name. The name of the limited partnership is: Azure Midstream Partners, LP.
3. General Partner. The name and address of the general partner are as follows:
Azure Midstream Partners GP, LLC
12377 Merit Drive
Suite 300
Dallas, Texas 75251

3.	The effective date and time of this certificate of amendment is: May 19, 2015 at 11:59 P.M. (Eastern Time).

[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the date first written above.

GENERAL PARTNER:

AZURE MIDSTREAM PARTNERS GP, LLC

By:    /s/ Eric T. Kalamaras
Name:    Eric T. Kalamaras
Title:    Chief Financial Officer